Exhibit 99.1

Swiftmerge Acquisition Corp. Announces Partial Exercise and Closing of Underwriter’s Over-Allotment Option

WEST VANCOUVER, British Columbia, January 18, 2022 – Swiftmerge Acquisition Corp. (the “Company”) announced today that it closed the issuance of 2,500,000 units at a public offering price of $10.00 per unit, generating additional gross proceeds of $25,000,000, pursuant to the partial exercise of the underwriter’s option to purchase additional units in connection with the Company’s initial public offering. After giving effect to the partial exercise of the option, an aggregate of 22,500,000 units have been issued in the initial public offering for aggregate gross proceeds of $225,000,000.

The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) and commenced trading under the ticker symbol “IVCPU” on December 15, 2021. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will trade and are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be traded on Nasdaq under the symbols “IVCP” and “IVCPW,” respectively.

The Company is sponsored by Swiftmerge Holdings, LP, an affiliate of IVEST Consumer Partners LLC (“IVEST”). The Company is led by IVEST management team members George Jones, John “Sam” Bremner, Christopher J. Munyan and Aston Loch. While the Company may pursue an initial business combination target in any industry, it currently intends to pursue opportunities targeting disruptive consumer companies utilizing technology and the internet to evolve the way that consumers interact with the market.

BofA Securities acted as sole book-running manager and sole underwriter for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from BofA Securities, Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina, 28255-0001, by email at dg.prospectus_requests@bofa.com.

A registration statement relating to the securities became effective on December 14, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Sam Bremner

sam@swiftmerg.com

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